The Clorox Company News Release

Clorox Delivers Strong Earnings Growth in Q3; Raises Fiscal 2009 EPS Outlook and Provides Initial Fiscal 2010 Outlook

OAKLAND, Calif., May 1, 2009 – The Clorox Company (NYSE: CLX) today reported sales equal to the year-ago quarter, strong gross margin expansion and significant earnings growth for its third quarter, which ended March 31. Third-quarter sales were flat at $1.35 billion, on top of 9 percent sales growth in the year-ago quarter.

“I’m very happy with our performance for the quarter, especially given continued pressure on the consumer,” said Chairman and CEO Don Knauss. “We benefited from moderating input costs, continued strong cost savings and improved productivity. We delivered our highest year-over-year quarterly earnings growth in more than three years and our first year-over-year gross margin expansion in seven quarters. These results reflect simply outstanding execution of our strategic plans by Clorox people worldwide in an extremely challenging economic environment.”

Fiscal third-quarter results

  $1.08 diluted earnings per share
  Flat sales
  3% volume decline

Clorox reported third-quarter net earnings of $153 million, or $1.08 diluted earnings per share (EPS), versus $100 million, or 71 cents diluted EPS, in the year-ago quarter, an increase of 53 percent. Earnings in the current quarter benefited from moderating commodity costs, significant cost savings and price increases. These factors were partially offset by weaker foreign currencies and $19 million in pretax restructuring charges, or 9 cents diluted EPS, primarily associated with implementation of the previously announced operating model to drive the company’s Centennial Strategy, and consolidation of its manufacturing networks. Earnings in the year-ago quarter were reduced by $17 million in pretax charges, or 8 cents diluted EPS, associated with the manufacturing network consolidation and other charges, and $11 million, or 5 cents diluted EPS, associated with the Burt’s Bees acquisition.

Third-quarter sales were flat at $1.35 billion, on top of 9 percent sales growth in the year-ago quarter.

Unfavorable foreign exchange rates had a negative impact of 3 percentage points, and the company’s exit from its private-label food bags business had a negative impact of 1 percentage point. Excluding these factors, sales were up 4 percent versus the year-ago quarter. (See “Non-GAAP Financial Information” below and the last page of this press release for information and a reconciliation of key third-quarter results.)

Total volume decreased 3 percent, as anticipated, primarily due to the impact of price increases and the company’s exit from its private-label food bags business.

Gross margin increased 550 basis points to 45.3 percent from 39.8 percent. The year-over-year increase was due to the benefit of moderating commodity costs, cost savings and price increases, partially offset by the impact of foreign currency losses. Gross margin in the year-ago quarter included a one-time purchase-accounting step-up in inventory values for Burt’s Bees and higher restructuring-related charges. Excluding these factors, gross margin increased 390 basis points versus the year-ago quarter.

Net cash provided by operations was $232 million, or 17 percent of sales, compared to $165 million, or 12 percent of sales, in the year-ago quarter. The increase was primarily due to higher earnings and improved working capital. Clorox continued to use cash on hand and free cash flow to pay down debt during the quarter. The company’s debt to EBITDA (earnings before interest, taxes, depreciation and amortization) ratio at March 31, 2009, was 2.85. Clorox expects to make a $30 million pension contribution in its fiscal fourth quarter.

Key segment results

Following is a summary of key third-quarter results by operating segment. All comparisons are with the third quarter of fiscal year 2008, unless otherwise stated.

North America segment delivers pretax earnings growth

  Flat sales
  4% volume decline
  24% pretax earnings growth

The volume decline was primarily the result of the company’s exit from the private-label food bags business, and the impact of calendar year 2008 price increases on shipments of Glad® trash bags and several other brands. These results were partially offset by all-time record shipments of Hidden Valley® salad dressing, and higher shipments of Brita® water-filtration products, Clorox 2® stain fighter and color booster, and Kingsford® charcoal products. Sales outpaced the change in volume primarily due to the benefit of price increases, partially offset by the impact of unfavorable Canadian currency exchange rates. Pretax earnings reflected the benefit of cost savings and price increases, and moderating commodity costs versus the year-ago quarter, partially offset by the impact of Canadian currency losses.

International segment delivers volume and pretax earnings growth

  1% sales decline
  2% volume growth
  28% pretax earnings growth

Clorox’s International categories continued to grow, but at a lower rate than in recent quarters due to the economic slowdown. Volume growth was driven by shipments of laundry and homecare products in Latin America. Unfavorable foreign exchange rates negatively impacted International sales results by 14 percentage points. Pretax earnings growth reflected the benefit of price increases and cost savings.

Clorox raises fiscal 2009 EPS outlook

  3-4% sales growth
  140-160 basis points gross margin improvement
  Diluted EPS in the range of $3.70-$3.80
For fiscal year 2009, Clorox now anticipates sales growth in the 3-4 percent range, versus its previous outlook of 3-5 percent. This slightly lower range reflects higher expected foreign currency losses. The company now anticipates year-over-year gross margin improvement in the range of 140-160 basis points, versus its previous outlook of 50-100 basis points, due to more favorable commodity cost expectations and increased cost savings, partially offset by a more negative impact from foreign currencies.

Clorox now anticipates diluted EPS in the range of $3.70 to $3.80, versus its previous outlook of $3.60-$3.75. The updated range reflects strong year-to-date results, partially offset by the impact of approximately $12 million to $14 million of pretax foreign currency transaction losses, primarily in Venezuela, and higher investment in demand-building activities. The updated range also includes the financial impact of a second price rollback on Glad® trash bags, effective May 1, in light of declining resin prices.

Clorox provides initial fiscal 2010 outlook
  1-2% sales growth
  50-100 basis points gross margin improvement
  Diluted EPS in the range of $4.00-$4.15

For fiscal year 2010, Clorox’s initial financial outlook is for sales growth in the range of 1-2 percent, which reflects low single-digit volume growth. The company anticipates continued foreign currency devaluation versus the U.S. dollar, partially offset by additional price increases, primarily in International locations. Clorox anticipates continued material currency impact through the first quarter, until the company laps the currency declines of the second quarter of fiscal year 2009, followed by slight but steady deterioration through the balance of the fiscal year. Excluding the impact of lower foreign currencies, the company anticipates 3-4 percent sales growth in constant dollars.

For fiscal year 2010, Clorox anticipates that volume and sales will decline in the first half due to a comparison with strong results in the prior-year period. In addition, Clorox’s plans to introduce new versions of several products in the second half of the fiscal year are expected to result in a volume slowdown in the second quarter as the company sells through existing inventory. The company plans a higher level of trade-promotion spending to support this new product activity.

Clorox anticipates gross margin expansion in the range of 50-100 basis points. The company projects cost savings in the range of $115 million to $120 million, including about $25 million to $30 million benefit from the operating model implementation. Of these amounts, about $80 million to $90 million is expected to benefit gross margin. In addition, gross margin is expected to benefit from approximately $90 million to $110 million in lower commodity and energy costs. Gross margin will also be impacted by the aforementioned price increases, trade-promotion spending and foreign currency losses. Included in this outlook are restructuring-related charges in the range of $20 million to $30 million, primarily related to the aforementioned manufacturing network consolidation and the operating model implementation. About half of these charges will be recorded in cost of goods sold.

The company’s anticipated tax rate for fiscal year 2010 is in the range of 34-35 percent.

Including these factors, the company anticipates fiscal year 2010 diluted EPS in the range of $4.00-$4.15. This diluted EPS range includes more than $20 million in anticipated after tax foreign currency declines.

For more detailed financial information
Visit the Investors: Financial Results section of the company’s Web site at www.TheCloroxCompany.com for the following:

  Supplemental volume and sales growth information
  Supplemental gross margin driver information
  Reconciliation of certain non-GAAP financial information, including earnings before interest and taxes (EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA)
  Supplemental balance sheet and cash flow information
  Supplemental price-increase information

Note: Percentage and basis-point changes noted in this news release are calculated based on rounded numbers.

Today’s webcast
Today at 10:30 a.m. Pacific time (1:30 p.m. Eastern time), Clorox will host a live audio webcast of a discussion with the investment community regarding the company’s third-quarter results. The webcast can be accessed at http://investors.thecloroxcompany.com. Following a live discussion, a replay of the webcast will be archived for one week on the company’s Web site.

The Clorox Company
The Clorox Company is a leading manufacturer and marketer of consumer products with fiscal year 2008 revenues of $5.3 billion. Clorox markets some of consumers' most trusted and recognized brand names, including its namesake bleach and cleaning products, Green Works™ natural cleaners, Armor All® and STP® auto-care products, Fresh Step® and Scoop Away® cat litter, Kingsford® charcoal, Hidden Valley® and K C Masterpiece® dressings and sauces, Brita® water-filtration systems, Glad® bags, wraps and containers, and Burt’s Bees® natural personal care products. With approximately 8,300 employees worldwide, the company manufactures products in more than two dozen countries and markets them in more than 100 countries. Clorox is committed to making a positive difference in the communities where its employees work and live. Founded in 1980, The Clorox Company Foundation has awarded cash grants totaling more than $73.4 million to nonprofit organizations, schools and colleges. In fiscal 2008 alone, the foundation awarded $3.7 million in cash grants, and Clorox made product donations valued at $5.3 million. For more information about Clorox, visit www.TheCloroxCompany.com.

Forward-looking statements
This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), and such forward looking statements involve risks and uncertainties. Except for historical information, matters discussed above, including statements about future volume, sales, costs, cost savings, earnings, cash outflows, plans, objectives, expectations, growth, or profitability, are forward looking statements based on management’s estimates, assumptions and projections. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations on such words, and similar expressions, are intended to identify such forward looking statements. These forward looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed above. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the year ended June 30, 2008, as updated from time to time in the company’s SEC filings. These factors include, but are not limited to, the company’s costs, including volatility and increases in commodity costs such as resin, diesel, chlor-alkali, agricultural commodities and other raw materials; increases in energy costs; unfavorable general economic and marketplace conditions and events, including consumer confidence and consumer spending levels, the rate of economic growth, the rate of inflation, and the financial condition of our customers and suppliers; interest rate and foreign currency exchange rate fluctuations; unfavorable political conditions in international markets and risks relating to international operations; consumer and customer reaction to price increases; risks relating to acquisitions, mergers and divestitures; the ability of the company to implement and generate expected savings from its programs to reduce costs, including its supply chain restructuring and operating model changes; the success of the company’s previously announced Centennial Strategy; the need for any additional restructuring or asset-impairment charges; the company’s ability to achieve the projected strategic and financial benefits from the Burt’s Bees acquisition; customer-specific ordering patterns and trends; competitive actions; changes in the company’s tax rate; supply disruptions or any future supply constraints that may affect key commodities or product inputs; risks inherent in sole-supplier relationships; risks related to customer concentration; risks arising out of natural disasters; risks related to the handling and/or transportation of hazardous substances, including but not limited to chlorine; risks inherent in litigation; the Company’s ability to maintain its business reputation and the reputation of its brands; the impact of the volatility of the debt markets on the company’s access to funds, including its access to commercial paper and its credit facility; risks inherent in maintaining an effective system of internal controls, including the potential impact of acquisitions or the use of third-party service providers; the ability to manage and realize the benefit of joint ventures and other cooperative relationships, including the company’s joint venture regarding the company’s Glad® plastic bags, wraps and containers business, and the agreement relating to the provision of information technology and related services by a third party; the conversion of any information systems; the success of new products; risks relating to changes in the company’s capital structure; and the ability of the company to successfully manage tax, regulatory, product liability, intellectual property, environmental and other legal matters, including the risk resulting from joint and several liability for environmental contingencies. Declines in cash flow, whether resulting from tax payments, debt payments, share repurchases, interest cost increases greater than management’s expectations, or increases in debt or changes in credit ratings, or otherwise, could adversely affect the company’s earnings.

The company’s forward looking statements in this report are based on management’s current views and assumptions regarding future events and speak only as of their dates. Investors are cautioned not to place undue reliance on any such forward looking statements. The company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Non-GAAP financial information
This press release contains non-GAAP financial information relating to EPS, sales growth and gross margin. Included on the last page of this release is a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the U.S. (GAAP).

The company has disclosed information related to diluted EPS, sales and gross margin on a non-GAAP basis to supplement its condensed consolidated statements of earnings presented in accordance with GAAP. These non-GAAP financial measures exclude certain items that are included in the company’s EPS, sales and gross margin reported in accordance with GAAP, including:

  Charges associated with simplification of the company’s supply chain, operating model implementation and other restructuring-related charges.
  The impact of the company’s acquisition of Burt’s Bees, Inc., completed on Nov. 30, 2007.

  The impact of the company’s acquisition of bleach businesses completed in fiscal year 2007.
  The impact of foreign exchange.
  The impact of the company’s exit from its private label food bags business.

Management believes that these non-GAAP financial measures provide useful additional information to investors about current trends in the company’s operations and are useful for period over period comparisons of operations. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should only be read in connection with the company’s condensed consolidated statements of earnings presented in accordance with GAAP.

See the following pages for these unaudited third-quarter results:

  Condensed Consolidated Statements of Earnings
  Segment Information
  Condensed Consolidated Balance Sheets
  Third-quarter sales growth reconciliation
  Third-quarter gross margin reconciliation
  Third-quarter diluted EPS reconciliation

Media relations
Dan Staublin 510-271-1622, dan.staublin@clorox.com
Kathryn Caulfield 510-271-7209

Investor relations
Li-Mei Johnson 510-271-3396, li-mei.johnson@clorox.com
Steve Austenfeld 510-271-2270

The Clorox Company

Condensed Consolidated Statements of Earnings (Unaudited)
Dollars in millions, except per share amounts

	Three Months Ended		Nine Months Ended
	3/31/2009	3/31/2008	3/31/2009	3/31/2008
Net sales	$1,350	$1,353	$3,950	$3,778
Cost of products sold	739	815	2,291	2,233

Gross profit	611	538	1,659	1,545

Selling and administrative expenses	174	182	530	505
Advertising costs	125	123	351	350
Research and development costs	27	27	81	78
Restructuring and asset impairment costs	14	7	16	34
Interest expense	39	46	125	125
Other (income) expense, net	(1)	2	6	-

Earnings before income taxes	233	151	550	453
Income taxes	80	51	183	150

Net earnings	$153	$100	$367	$303

Earnings per share
Basic	$1.09	$0.72	$2.64	$2.16
Diluted	$1.08	$0.71	$2.60	$2.12

Weighted average shares outstanding (in thousands)
Basic	139,213	138,008	138,919	140,179
Diluted	140,724	140,300	140,872	142,413

The Clorox Company

Segment Information
(Unaudited)
Dollars in millions

Third Quarter
	Net Sales			Earnings/(Losses) Before Income Taxes
	Three Months Ended		%	Three Months Ended		%
	3/31/2009	3/31/2008	Change (1)	3/31/2009	3/31/2008	Change (1)
North America	$1,142	$1,143	0%	$367	$296	24%
International	208	210	-1%	41	32	28%
Corporate(2)	-	-	-	(175)	(177)	-1%
Total Company	$1,350	$1,353	0%	$233	$151	54%

Year To Date
	Net Sales			Earnings/(Losses) Before Income Taxes
	Nine Months Ended		%	Nine Months Ended		%
	3/31/2009	3/31/2008	Change (1)	3/31/2009	3/31/2008	Change (1)
North America	$3,316	$3,169	5%	$969	$839	15%
International	634	609	4%	99	107	-7%
Corporate(2)	-	-	-	(518)	(493)	5%
Total Company	$3,950	$3,778	5%	$550	$453	21%

(1)	Percentages based on rounded numbers.

(2)	The Corporate segment included $39 and $46 of interest expense for the three months ended March 31, 2009, and 2008, respectively, and $125 of interest expense for the nine months ended March 31, 2009, and 2008.

The Clorox Company

Condensed Consolidated Balance Sheets (Unaudited)
Dollars in millions

	3/31/2009	6/30/2008	3/31/2008
Assets
Current assets
Cash and cash equivalents	$117	$214	$282
Receivables, net	457	505	456
Inventories, net	406	384	423
Other current assets	132	146	108
Total current assets	1,112	1,249	1,269
Property, plant and equipment, net	931	960	943
Goodwill	1,609	1,658	1,664
Trademarks, net	555	560	563
Other Intangible asset, net	108	123	125
Other assets	150	158	186

Total assets	$4,465	$4,708	$4,750

Liabilities and Stockholders’ Deficit
Current liabilities
Notes and loans payable	$543	$755	$959
Current maturities of long-term debt	577	-	-
Accounts payable	333	418	340
Accrued liabilities	460	440	406
Income taxes payable	65	48	70
Total current liabilities	1,978	1,661	1,775
Long-term debt	2,141	2,720	2,721
Other liabilities	581	600	596
Deferred income taxes	74	97	130

Total liabilities	4,774	5,078	5,222

Contingencies
Stockholders’ deficit
Common stock	159	159	159
Additional paid-in capital	560	534	518
Retained earnings	542	386	295
Treasury shares	(1,211)	(1,270)	(1,282)
Accumulated other comprehensive net losses	(359)	(179)	(162)

Stockholders’ deficit	(309)	(370)	(472)

Total liabilities and stockholders’ deficit	$4,465	$4,708	$4,750

The Clorox Company

The tables below present the reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures and other supplemental information. See “Non-GAAP Financial Information” above for further information regarding the company’s use of non-GAAP financial measures.

Third-Quarter Sales Growth Reconciliation

	Fiscal	Fiscal
	2009	2008
Base sales growth	3.6%	3.3%
Foreign exchange	-3.1	1.6
Exit from private label business	-0.7	-0.1
Sales growth before acquisitions	-0.2%	4.8%
Burt's Bees acquisition	--	3.7
Bleach business acquisition	--	0.5
Total sales growth	-0.2%	9.0%

The Latin America bleach business acquisition closed on Feb. 28, 2007.
The Burt’s Bees acquisition closed on Nov. 30, 2007.

Third-Quarter Gross Margin Reconciliation

Q3 fiscal 2008 gross margin	39.8%
Pricing	3.1
Cost savings	2.4
Commodities	0.0
Logistics & manufacturing	-0.9
Other	-0.7
Q3 fiscal 2009 gross margin before impact of charges	43.7%
Burt’s Bees inventory step-up	1.1
Restructuring-related charges	0.5
Q3 fiscal 2009 gross margin	45.3%
Q3 fiscal 2007 gross margin	43.3%
Pricing	0.8
Cost savings	1.5
Commodities	-3.5
Logistics & manufacturing	-1.2
Other	0.9
Q3 fiscal 2008 gross margin before impact of charges	41.8%
Burt’s Bees inventory step-up	-1.1
Restructuring-related charges	-0.9
Q3 fiscal 2008 gross margin	39.8%

Third-Quarter Diluted EPS Reconciliation

	Fiscal	Fiscal
	2009	2008
Diluted EPS before charges	$1.17	$0.84
Restructuring-related charges	-0.09	-0.08
Burt's Bees	--	-0.05
Diluted EPS – GAAP	$1.08	$0.71